Exhibit 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     Amendment No. 2 dated as of October 19, 2006 (“Amendment No. 2”) to the Rights Agreement dated as of December 11, 1996 (the “Original Rights Agreement”), as amended by Amendment No. 1 dated as of October 15, 1998 (“Amendment No. 1”; the Original Rights Agreement as amended by Amendment No. 1, the “Rights Agreement”) between Deltic Timber Corporation, a Delaware corporation (the “Company”), and Harris N.A. (formerly known as, Harris Trust and Savings Bank), as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

     WHEREAS, on December 11, 1996 the Company entered into the Original Rights Agreement with the Rights Agent and the Board of Directors of the Company authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each share of common stock of the Company par value $0.01 each (the “Common Stock”) outstanding at the close of business on December 18, 1996 (the “Record Date”) and authorized the issuance, upon the terms and subject to the conditions set forth in the Original Rights Agreement, of one Right in respect of each share of Common Stock of the Company issued after the Record Date, each Right representing the right to purchase from the Company, upon the terms and subject to the conditions set forth in the Original Rights Agreement, one one-hundredth of a share of Series A Participating Cumulative Preferred Stock of the Company par value $0.01 each; and

     WHEREAS, the Original Rights Agreement was amended by Amendment No. 1 thereto; and

     WHEREAS, the parties hereto desire to make an additional amendment to the Rights Agreement to extend its term and to make certain other changes;

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Definitions. Each of the following definitions in Section 1 of the Rights Agreement is hereby amended in its entirety to read as follows:

     “Final Expiration Date” means the close of business on December 31, 2016.

     “Purchase Price” means the price (subject to adjustment as provided herein) at which a holder of a Right may purchase one one-hundredth of a share of Preferred Stock (subject to adjustment as provided herein) upon exercise of a Right, which price shall initially be $200.00.

     Section 2. Exemptions.

     (a) Section 1 of the Rights Agreement is hereby amended by deleting the definition of “Exempt Holder”.

     (b) The definition of the term “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by: (i) deleting the parenthetical “(other than an Exempt Holder)”; and (ii) deleting the words “or an Exempt Holder”.

     (c) The definition of the term “Associate” in Section 1 of the Rights Agreement is hereby amended by adding the phrase “, except that the phrase “or who is a director or officer of the registrant or any of its parents or subsidiaries” shall be deemed deleted from the definition of the term “Associate” in Rule 12b-2 for purposes of this Agreement” after the word “hereof” at the end of the paragraph.

     (d) The definition of the terms “Beneficial Owner”, “Beneficial Ownership” and “beneficially own” in Section 1 of the Rights Agreement is hereby amended by: (i) deleting the parenthetical “(other than an Exempt Holder)” in subsection (a) and subsection (b); (ii) deleting the parenthetical “(other than an Exempt Holder)” each place it appears in subsection (c); and (iii) deleting the words “or an Exempt Holder” each place they appear in the proviso to subsection (c) .

     (e) Section 13(a)(i) of the Rights Agreement is hereby amended by adding the phrase “on or after the Distribution Date,” after the phrase “upon exercise thereof” and prior to the phrase “at the Purchase Price”.

     Section 3. Form of Right Certificate.

     (a) Section 3(d) of the Rights Agreement is hereby amended by: (i) adding the phrase “, as amended by Amendment No. 1 dated as of October 15, 1998 and Amendment No. 2 dated as of October 19, 2006” after the number “1996” and prior to the parenthetical “(the “Rights Agreement”)”; and (ii) replacing the phrase “Harris Trust and Savings Bank” after the phrase “Deltic Timber Corporation and” and prior to the phrase “, dated as of December 11, 1996” with the phrase “Harris N.A. (formerly known as Harris Trust and Savings Bank)”

     (b) Exhibit B to the Rights Agreement is hereby amended by: (i) replacing the date “December 31, 2006” in the legend, with the date “December 31, 2016”; (ii) adding the phrase “, as amended by Amendment No. 1 dated as of October 15, 1998 and Amendment No. 2 dated as of October 19, 2006” after the number “1996” and prior to the parenthetical “(the “Rights Agreement”)” in the first paragraph; (iii) replacing the amount of “$75.00” in the first paragraph with the amount of “$200.00”; (iv) replacing the date “December 18, 1996” in the third paragraph, with the date “October 19, 2006”; and (v) replacing the phrase “, and

Harris Trust and Savings Bank” after the parenthetical “(the “Company”)” and prior to the phrase “, as Rights Agent” with the phrase “, and Harris N.A. (formerly known as Harris Trust and Savings Bank)”.

     (c) Each reference in Exhibit B to “19__” is hereby replaced with a reference to “20__”.

     (d) The phrase “Harris Trust and Savings Bank” set forth on the signature page of Exhibit B is hereby replaced with the phrase “Harris N.A.”.

     Section 4. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference shall, after this Amendment No. 2 becomes effective, refer to the Rights Agreement as amended hereby.

     Section 5. Inconsistency. Except as amended hereby, all of the terms of the Rights Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects. In the event of any inconsistency between the provisions of this Amendment No. 2 and the Rights Agreement, the provisions of this Amendment No. 2 shall prevail.

     Section 6. Governing Law. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules, except that the rights and obligations of the Rights Agent shall be governed by the laws of the State of New York.

     Section 7. Severability. If any term, provision, covenant or restriction of this Amendment No. 2 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 8. Counterparts. This Amendment No. 2 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 9. Effectiveness. This Amendment No. 2 shall become effective upon execution by each of the parties hereto of a counterpart hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first above written.

DELTIC TIMBER CORPORATION

By:	/s/ W. Bayless Rowe

	Name:	W. Bayless Rowe
	Title:	Vice President

HARRIS N.A.

By:	/s/ James R. Fox

	Name:	James R. Fox
	Title:	Vice President, Trust Operations